UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 12, 2013

General Electric Company
(Exact name of registrant as specified in its charter)

New York	001-00035	14-0689340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3135 Easton Turnpike, Fairfield, Connecticut		06828-0001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (203) 373-2211

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

(1)

Item 1.01.  Entry into a Material Definitive Agreement.

On February 12, 2013, General Electric Company (the “Company” or “GE”) and Comcast Corporation (“Comcast”) and certain of their affiliates entered into a Transaction Agreement (the “Transaction Agreement”) pursuant to which Comcast will acquire GE’s remaining 49%  common equity interest in NBCUniversal, LLC (“NBCUniversal”), the joint venture of GE and Comcast that owns NBCUniversal’s cable networks, filmed entertainment, televised entertainment, theme parks and unconsolidated investments, and Comcast’s cable networks, including E!, Versus and the Golf Channel, its ten regional sports networks, and certain digital media properties.  GE will receive approximately $12.0 billion in cash, $4.0 billion in Comcast guaranteed debt and $0.7 billion of preferred stock in a holding company controlled by Comcast whose sole asset is its interests in NBCUniversal. The boards of directors of GE and Comcast have approved the transaction, which is subject to customary closing conditions, but is not subject to any financing condition.  The parties expect the transaction to close before the end of the first quarter of 2013.  The Transaction Agreement may be terminated under certain circumstances, including by mutual agreement of Comcast and GE and by either party if the transactions have not been consummated on or before March 27, 2013.

In addition, affiliates of the Company and NBCUniversal have entered into separate agreements pursuant to which 1.3 million square feet of studio, office and production space located within the 30 Rockefeller Plaza condominium currently owned by the Company’s affiliate and leased to NBCUniversal and CNBC’s headquarters in Englewood Cliffs, New Jersey will be sold to NBCUniversal for approximately $1.4 billion in cash.   The consummation of the real estate transactions is subject to customary closing conditions, and the sale of the space at 30 Rockefeller Plaza is further subject to the condition that the purchase of GE’s 49% interest in NBCUniversal shall have closed or shall close simultaneously.

(2)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Electric Company
(Registrant)

Date: February 12, 2013	/s/ Jamie S. Miller
Jamie S. Miller
Vice President and Controller

(3)